                                                                    Exhibit 12.1



                                 STATEMENT RE:
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                             SIX MONTHS
                                                                                                ENDED
                                        YEARS ENDED DECEMBER 31,                              JUNE 30,
                        -----------------------------------------------------           -------------------
                          1992       1993        1994        1995        1996             1996        1997

Fixed Charges (1)           48         308         587        1,148      1,558               556      1,572

Income (loss) before       470     (11,145)    (16,048)     (36,448)   (22,055)          (10,167)   (17,865)
provision for income
taxes

Ratio of earnings to     10.79x        ---         ---          ---        ---               ---        ---
fixed charges (1)


(1) For purposes of calculating the ratio of earnings to fixed charges, earnings represent pre-tax earnings from continuing operations plus fixed charges, less interest capitalized. Fixed charges represent interest (including amounts capitalized), the portion of rent expense deemed to be interest and amortization of financing costs. Earnings were insufficient (not taking into account the effect of taxes) to cover fixed charges by $11.1 million, $16.0 million, $36.4 million and $22.1 million for each of the years ended December 31, 1993, 1994, 1995 and 1996, respectively, and by $10.2 million and $17.9 million for the six-month periods ended June 30, 1996 and 1997, respectively.